FOR IMMEDIATE RELEASE: FLORIDA DISTRIBUTION

American Access Technologies, Inc.

Keystone Heights, Florida

www.aatk.com

Company Contact: Joe McGuire, Chief Financial Officer

(352) 473-6673*120/ jmcguire@aatk.com

American Access Technologies Reports

Preliminary Third Quarter Sales

Sales Increase 11% over 3rd Quarter 2002

Nine months 2003 Sales up 13% over 2002

Record Sales Year in Sights

Keystone Heights, FL – October 8, 2003 – PRNewswire – FirstCall –American Access Technologies, Inc. (NASDAQ: AATK) today announced that the preliminary unaudited sales for the quarter ended September 30, 2003 approximated $1,378,000, an increase of 11% over the sales of the quarter ended September 30, 2002 of $1,241,381.

For the nine months ended September 30, 2003 preliminary sales of $4,065,000 exceeded sales for the nine month ended September 30, 2002, $3,593,767, by 13%.

Joe McGuire, Chief Financial Officer, said “Our third quarter preliminary sales are approximately 16% ahead of the June 30, 2003 quarter. This increase puts AATK back on track with sequential sales growth, as four of our previous five quarters have demonstrated growth over the previous quarter. Our 9-month 2003 preliminary sales of over $4,000,000 keep the Company on a sales pace ahead of the prior 5 years, which would establish 2003 as our best sales year ever. We are pleased that our sales have grown this year throughout a difficult economic environment.”

For further detailed information on this quarter’s results, please read the Company’s Quarterly Report (10-QSB) which will be released in approximately 3-4 weeks. The preliminary third quarter sales results are subject to revision.

American Access manufactures patented zone cabling units that mount in ceilings, raised floors, and in custom furniture, routing traditional cabling, fiber optics and wireless solutions to the office desktop. The Company’s concept of “zone cabling” reduces costs for installation and moves, adds, and changes by as much as 65% while providing plug and play, up-gradable networks, fiber optics and wireless LAN. Its Omega Metals subsidiary manufactures its proprietary products, and also employs state-of-the-art metal fabrication and finishing techniques for public and private companies and for the U.S. government.

News and product/service information are available at www.aatk.com.

Note: This press release for American Access Technologies, Inc. contains forward-looking statements as defined in Section 27A of the Securities Exchange Act of 1934, regarding future events, conditions and financial trends. Prospective investors are cautioned that forward-looking statements are not guarantees of future performance. Actual events or results may differ from the Company’s expectations, which are subject to various risks and uncertainties including general economic conditions as well as those listed in the Company’s SEC filings. The forward-looking statements made herein are based on information presently available to the management of the company. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied herein will not be realized.